Agreement and Plan of Merger and Reorganization, dated as of June 5, 2006, by and among The Knot, Inc., IDO Acquisition Corporation, WeddingChannel.com, Inc. and Lee Essner, as stockholder representative (incorporated by reference to the identically-numbered exhibit to the Current Report on Form 8-K filed by The Knot on June 5, 2006).